IMMEDIATE RELEASE
March 8, 2018

UNITED NATURAL FOODS, INC. ANNOUNCES SECOND QUARTER FISCAL 2018 RESULTS

Q2 FISCAL 2018 NET SALES INCREASE 10.6% YEAR-OVER-YEAR TO RECORD $2.53 BILLION

REPORTS Q2 FISCAL 2018 DILUTED EPS OF $0.99 AND ADJUSTED DILUTED EPS OF $0.71

RAISES FISCAL 2018 GUIDANCE

Providence, Rhode Island- March 8, 2018 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the second quarter of fiscal 2018 ended January 27, 2018.

Second Quarter Fiscal 2018 Highlights

•	Net sales increased 10.6% to $2.53 billion compared to $2.29 billion for the same period last fiscal year

•
Earnings per diluted common share increased $0.49 to $0.99 from $0.50 for the same period last fiscal year; Adjusted earnings per diluted common share was $0.71, excluding a provisional one-time benefit related to U.S. tax reform and restructuring and impairment charges

•
Operating income decreased $6.1 million, or 13.1%, to $40.2 million compared to $46.3 million for the same period last fiscal year; Adjusted operating income, excluding restructuring and impairment charges, increased $5.2 million, or 11.2%, to $51.4 million

•	Company raises fiscal 2018 guidance

“Our business performed well during the quarter and I’m proud of both our results and our people. While the retail landscape continues to change, I believe UNFI is well positioned to win. Consumer interest in better for you products has never been greater than it is today and UNFI is an important connector between manufacturers, brick and mortar retailers and Ecommerce customers. Our outlook for the remainder of fiscal 2018 remains strong,” said Steven L. Spinner, Chairman and Chief Executive Officer.

Second Quarter Fiscal 2018 Summary

Net sales for the second quarter of fiscal 2018 increased 10.6%, or $242.5 million, to $2.53 billion from $2.29 billion in the second quarter of fiscal 2017.

Gross margin for the quarter was 14.70%, a 39 basis point decrease over last fiscal year's second quarter. The decrease was primarily due to a shift in customer mix where sales growth with lower margin customers outpaced growth with other customers coupled with an increase in inbound freight costs.

Total operating expenses increased $32.6 million to $331.3 million, or 13.11% of net sales, for the second quarter of fiscal 2018 compared to $298.7 million, or 13.07% of net sales, for the second quarter of fiscal 2017. Included in total operating expenses in the second quarter of fiscal 2018 are restructuring and impairment expenses of approximately

$11.2 million, primarily due to charges taken related to the Company's Earth Origins Market retail business. Excluding these restructuring and impairment charges, adjusted operating expenses were $320.1 million, or 12.66% of net sales, for the second quarter of fiscal 2018. The decrease in adjusted operating expenses as a percentage of net sales was primarily driven by leveraging of fixed costs on increased net sales, partially offset by increased labor costs incurred to fulfill the increased demand for the Company's products.

Operating income decreased $6.1 million, or 13.1%, to $40.2 million for the second quarter of fiscal 2018 compared to $46.3 million for the second quarter of fiscal 2017. Excluding the restructuring and impairment charges noted above, adjusted operating income was $51.4 million, an increase of $5.2 million, or 11.2%, compared to the same period last fiscal year.

The Company expects the Tax Cuts and Jobs Act (the "Tax Act"), enacted in December 2017, will have a favorable impact on both the Company's reported and adjusted effective rates in fiscal 2018. In the second quarter of fiscal 2018, the Company recorded a provisional one-time non-cash net tax benefit of $21.9 million, or $0.43 per diluted common share, representing the estimated impact of the remeasurement of U.S. net deferred tax liabilities based on the new lower corporate income tax rate contemplated by the Tax Act. In addition, the Company realized a cash and earnings benefit of $7.3 million resulting from the 21% federal statutory rate reduction going into effect on January 1, 2018. As a result, the Company's effective tax rate for the second quarter of fiscal 2018 decreased to a negative rate of 38.4% from a positive rate of 39.4% in the same period last fiscal year. Excluding the provisional one-time net tax benefit of $21.9 million resulting from passage of the Tax Act, the Company's adjusted effective tax rate decreased to 21.6% for the second quarter of fiscal 2018.

Net income for the second quarter of fiscal 2018 increased $25.0 million, or 98.1%, to $50.5 million, or $0.99 per diluted common share, from $25.5 million, or $0.50 per diluted common share, for the second quarter of fiscal 2017. The ongoing benefit of the 21% federal tax rate resulting from the passage of the Tax Act contributed approximately $0.14 per diluted common share in the second quarter of fiscal 2018. Excluding the restructuring and impairment charges noted above and the provisional one-time tax benefit resulting from passage of the Tax Act, adjusted earnings per diluted common share was $0.71, an increase of $0.21, or 42.0%, over the same period last fiscal year.

Adjusted EBITDA for the second quarter of fiscal 2018 was $73.3 million, an increase of 8.5% from $67.5 million in the same period last fiscal year.

Cash flow from operations was $36.9 million and capital expenditures were $10.3 million, resulting in free cash flow of $26.6 million for the second quarter of fiscal 2018. Cash flow from operations was $104.2 million and capital expenditures were $13.5 million, resulting in free cash flow of $90.7 million for the second quarter of fiscal 2017.

Fiscal 2018 Year to Date Summary

Net sales for the 26-week period ended January 27, 2018 totaled $4.99 billion, a 9.2% increase over the comparable prior fiscal year period.

Gross margin for the 26-week period ended January 27, 2018 decreased 39 basis points to 14.82% compared to 15.21% for the 26-week period ended January 28, 2017. The decrease was primarily due to a shift in customer mix where sales growth with lower margin customers outpaced growth with other customers coupled with an increase in inbound freight costs.

Total operating expenses for the 26-week period ended January 27, 2018 increased $49.1 million to $643.4 million from $594.4 million for the 26-week period ended January 28, 2017. At 12.91% of net sales, total operating expenses for the 26-week period ended January 27, 2018, which includes $11.2 million of restructuring and impairment expense, were 11 basis points lower than the comparable prior fiscal year period. The year-over-year decrease in operating expenses as a percentage of net sales was primarily driven by leveraging of fixed costs on increased net sales. This was partially offset by restructuring and impairment charges and increased costs incurred to fulfill the increased demand for the Company's products.

Operating income for the 26-week period ended January 27, 2018 decreased $4.3 million, or 4.3%, to $95.3 million from $99.6 million for the 26-week period ended January 28, 2017. Excluding restructuring and impairment charges noted above, adjusted operating income increased 7.0% to $106.6 million for the 26-week period ended January 27, 2018, up from $99.6 million for the same prior fiscal year period.

The Company's effective tax rate decreased to 8.9% for the 26-week period ended January 27, 2018 from 39.6% for the same period last fiscal year. Excluding the provisional one-time net tax benefit of $21.9 million as a result of the Tax Act, the adjusted effective tax rate for the 26-week period ended January 27, 2018 was 33.5%.

Net income for the 26-week period ended January 27, 2018 increased $26.3 million, or 48.1%, to $81.0 million, or $1.59 per diluted common share, from $54.7 million, or $1.08 per diluted common share for the 26-week period ended January 28, 2017. Excluding the restructuring and impairment charges and the provisional one-time tax benefit resulting from the passage of the Tax Act explained above, adjusted earnings per diluted common share was $1.31 for the 26-week period ended January 27, 2018, an increase of $0.23, or 21.3%, over the 26-week period ended January 28, 2017.

Adjusted EBITDA for the first 26 weeks of fiscal 2018 was $150.8 million, an increase of 6.1% from $142.1 million in the same period last fiscal year.

Cash flow used in operations was $35.1 million and capital expenditures were $15.5 million, resulting in negative free cash flow of $50.7 million for the 26-week period ended January 27, 2018. Cash flow from operations was $96.9 million and capital expenditures were $22.7 million, resulting in free cash flow of $74.2 million for the 26-week period ended January 28, 2017.

Fiscal 2018 Guidance

Based on UNFI's performance to date, the impact of tax reform contemplated by the Tax Act and the outlook for the remainder of fiscal 2018, the Company is raising its guidance previously provided on December 7, 2017. For fiscal 2018, ending July 28, 2018, the Company now estimates net sales in the range of approximately $10.01 billion to $10.16 billion, an increase of 8.0% to 9.5% over fiscal 2017 net sales, compared to the previous estimate of $9.84 billion to $10.00 billion. The Company now estimates earnings per diluted common share for fiscal 2018 in the range of approximately $3.27 to $3.35, an increase of approximately 27.7% to 30.9% over fiscal 2017 earnings per diluted common share of $2.56, compared to the previous estimate of $2.72 to $2.80. Adjusting for restructuring and impairment charges and the impact of the one-time tax benefit related to the remeasurement of U.S. net deferred tax liabilities resulting from U.S tax reform, the Company estimates adjusted earnings per diluted common share for fiscal 2018 in the range of approximately $3.06 to $3.14, an increase of approximately 19.5% to 22.7% over fiscal 2017 earnings per diluted common share. The estimated GAAP and adjusted earnings per diluted common share outlook reflect the ongoing estimated benefits from the Tax Act. On a GAAP basis, the Company estimates its effective tax rate to be in the range of 23.8% to 24.3% and its adjusted effective tax rate to be in the range of 33.0% to 33.3%, compared to previous guidance of 40.0% to 40.3%. Capital expenditures for fiscal 2018 are expected to be 0.6% to 0.7% of estimated fiscal 2018 net sales.

The Company's guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth under the Company's safe harbor statement of the Private Securities Litigation Reform Act of 1995 below.

Adjusted operating expenses, adjusted operating income, adjusted EBITDA, adjusted earnings per diluted common share, adjusted effective tax rate, and free cash flow are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Conference Call & Webcast

The Company's second quarter fiscal 2018 conference call and audio webcast will be held today, Thursday, March 8, 2018 at 5:00 p.m. EST. The webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 110,000 products to more than 43,000 customer locations throughout the United States and Canada. United Natural Foods serves a wide variety of sales channels including conventional supermarket chains, natural product superstores, independent retailers, eCommerce and food service. In 2017, United Natural Foods, Inc. was named in the “Management Top 250” list by the Wall Street Journal as one of the most effectively managed U.S. companies. For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

INVESTOR CONTACT:
Mike Zechmeister
Chief Financial Officer
401-528-8634

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 26, 2017 and its quarterly report on Form 10-Q filed with the SEC on December 7, 2017, other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and supermarket chains and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers and online distributors; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers or material changes to the Company's relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products and challenges the Company may experience in obtaining sufficient amounts of products to meet the Company's customers' demands; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; the Company's ability to realize the anticipated benefits from its decision to close certain of its Earth Origins Market (“Earth Origins”) stores and for the restructuring costs related to Earth Origins to be within the Company's current estimates; the possibility that the Company may recognize restructuring charges with respect to its Earth Origins business in excess of those estimated for the second half of fiscal 2018; and changes in interpretations, assumptions, and expectations regarding the Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted operating expenses, adjusted operating income, adjusted EBITDA, adjusted earnings per diluted common share, adjusted effective tax rate, and free cash flow. The Company has also included in this press release non-GAAP financial measures for estimated adjusted earnings per diluted common share and adjusted effective income tax rate for the fiscal year ended July 28, 2018. The non-GAAP measures adjusted operating expenses, adjusted operating income, adjusted earnings per diluted share and estimated adjusted earnings per diluted share all exclude restructuring and asset impairment expenses. Adjusted earnings per diluted common share and estimated adjusted earnings per diluted common share also exclude a net tax benefit related to tax reform. The non-GAAP measure adjusted EBITDA excludes depreciation, amortization, other expense and income, net, income taxes, and other non-operating items. The non-GAAP measures adjusted effective tax rate and estimated adjusted effective tax rate exclude a net tax benefit related to tax reform. Free cash flow is cash flows from operating activities less capital expenditures. The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2018 fiscal year to the comparable periods in the 2017 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		26-Week Period Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Net sales	$2,528,011	$2,285,518	$4,985,556	$4,563,882
Cost of sales	2,156,489	1,940,573	4,246,818	3,869,921
Gross profit	371,522	344,945	738,738	693,961
Operating expenses	320,076	298,674	632,185	594,351
Restructuring and asset impairment expenses	11,242	—	11,242	—
Total operating expenses	331,318	298,674	643,427	594,351
Operating income	40,204	46,271	95,311	99,610
Other expense (income):
Interest expense	4,233	4,441	7,900	8,963
Interest income	(96)	(97)	(187)	(196)
Other, net	(418)	(101)	(1,281)	282
Total other expense, net	3,719	4,243	6,432	9,049
Income before income taxes	36,485	42,028	88,879	90,561
Provision for income taxes (benefit)	(14,001)	16,546	7,888	35,862
Net income	$50,486	$25,482	$80,991	$54,699
Basic per share data:
Net income	$1.00	$0.50	$1.60	$1.08
Weighted average basic shares of common stock outstanding	50,449	50,587	50,633	50,531
Diluted per share data:
Net income	$0.99	$0.50	$1.59	$1.08
Weighted average diluted shares of common stock outstanding	50,741	50,755	50,849	50,677

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	January 27, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$25,401	$15,414
Accounts receivable, net	629,362	525,636
Inventories	1,140,928	1,031,690
Deferred income taxes	—	40,635
Prepaid expenses and other current assets	61,481	49,295
Total current assets	1,857,172	1,662,670
Property & equipment, net	578,053	602,090
Goodwill	363,841	371,259
Intangible assets, net	200,831	208,289
Other assets	49,783	42,255
Total assets	$3,049,680	$2,886,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$627,085	$534,616
Accrued expenses and other current liabilities	159,301	157,243
Current portion of long-term debt	12,322	12,128
Total current liabilities	798,708	703,987
Notes payable	287,039	223,612
Deferred income taxes	36,257	98,833
Other long-term liabilities	29,140	28,347
Long-term debt, excluding current portion	143,796	149,863
Total liabilities	1,294,940	1,204,642
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share, authorized 100,000 shares; 50,972 shares issued and 50,408 shares outstanding at January 27, 2018, 50,622 shares issued and outstanding at July 29, 2017	510	506
Additional paid-in capital	471,118	460,011
Treasury stock at cost	(22,237)	—
Accumulated other comprehensive loss	(10,204)	(13,963)
Retained earnings	1,315,553	1,235,367
Total stockholders’ equity	1,754,740	1,681,921
Total liabilities and stockholders’ equity	$3,049,680	$2,886,563

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	26-Week Period Ended
	January 27, 2018	January 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$80,991	$54,699
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	44,249	42,458
Share-based compensation	13,846	14,011
Loss on disposals of property and equipment	100	395
Gain associated with disposal of investments	(699)	—
Excess tax deficit from share-based payment arrangements	—	1,413
Restructuring and asset impairment	3,370	—
Goodwill impairment	7,872	—
Deferred income taxes	(22,733)	—
Provision for doubtful accounts	5,569	3,217
Non-cash interest expense (income)	956	(24)
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(109,097)	(26,140)
Inventories	(108,979)	30,759
Prepaid expenses and other assets	(13,508)	(20,514)
Accounts payable	60,636	9,363
Accrued expenses and other liabilities	2,308	(12,728)
Net cash (used in) provided by operating activities	(35,119)	96,909
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,535)	(22,674)
Purchase of businesses, net of cash acquired	(19)	(9,982)
Proceeds from disposals of property and equipment	36	18
Proceeds from disposal of investments	756	—
Long-term investment	(3,010)	(2,000)
Net cash used in investing activities	(17,772)	(34,638)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(6,054)	(5,658)
Repurchase of common stock	(22,237)	—
Proceeds from borrowings under revolving credit line	311,061	136,787
Repayments of borrowings under revolving credit line	(247,632)	(169,618)
Increase (decrease) in bank overdraft	31,708	(9,076)
Proceeds from exercise of stock options	268	165
Payment of employee restricted stock tax withholdings	(4,424)	(1,191)
Excess tax deficit from share-based payment arrangements	—	(1,413)
Capitalized debt issuance costs	—	(180)
Net cash provided by (used in) financing activities	62,690	(50,184)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	188	(22)
NET INCREASE IN CASH AND CASH EQUIVALENTS	9,987	12,065
Cash and cash equivalents at beginning of period	15,414	18,593
Cash and cash equivalents at end of period	$25,401	$30,658

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,900	$8,963
Cash paid for federal and state income taxes, net of refunds	$36,929	$45,944

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except percentages)

	13-Week Period Ended January 27, 2018
	GAAP	Adjustments (1)	Adjusted

Net sales	$2,528,011	$—	$2,528,011

Gross profit	$371,522	—	$371,522
Total operating expenses	331,318	(11,242)	320,076
Operating income	$40,204	11,242	$51,446

Total operating expenses as a percentage of net sales	13.11%		12.66%
(1) Represents restructuring and impairment charges recorded related to the Company's Earth Origins Market retail business.

	26-Week Period Ended January 27, 2018
	GAAP	Adjustments (1)	Adjusted

Gross profit	$738,738	—	$738,738
Total operating expenses	643,427	(11,242)	632,185
Operating income	$95,311	$11,242	$106,553
(1) Represents restructuring and impairment charges recorded related to the Company's Earth Origins Market retail business.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)
(in thousands, except percentages)
	13-Week Period Ended			26-Week Period Ended
	January 27, 2018	January 28, 2017	Change	January 27, 2018	January 28, 2017	Change
Net income	$50,486	$25,482	98.1%	$80,991	$54,699	48.1%
Depreciation and amortization	21,807	21,243		44,249	42,458
Total other expense, net	3,719	4,243		6,432	9,049
Provision for income taxes	(14,001)	16,546		7,888	35,862
Restructuring and asset impairment expenses	11,242	—		11,242	—
Adjusted EBITDA	$73,253	$67,514	8.5%	$150,802	$142,068	6.1%

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Earnings per Diluted Common Share to Adjusted Earnings per Diluted Common Share (unaudited)

	January 27, 2018
	13-Week Period Ended	26-Week Period Ended
GAAP earnings per diluted common share	$0.99	$1.59
Restructuring and asset impairment expenses (1)	0.22	0.22
Tax impact of adjustments (2)	(0.07)	(0.07)
Net tax benefit related to U.S. Tax Reform (3)	(0.43)	(0.43)
Adjusted earnings per diluted common share	$0.71	$1.31

(1) Represents restructuring and impairment charges recorded related to the Company's Earth Origins Market retail business.
(2) Represents the tax effect of the restructuring and impairment adjustments recorded related to the Company's Earth Origins Market retail business using the blended rate for the reporting period.
(3) Represents the earnings per share impact of a $21.9 million benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)
(in thousands)
	13-Week Period Ended		26-Week Period Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Net cash provided by (used in) operating activities	$36,911	$104,164	$(35,119)	$96,909
Capital expenditures	10,278	13,476	15,535	22,674
Free cash flow	$26,633	$90,688	$(50,654)	$74,235

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate (unaudited)
(in thousands,except for percentages)
	January 27, 2018
	13-Week Period Ended		26-Week Period Ended
Income before income taxes	$36,485		$88,879

Provision for income taxes (benefit)	(14,001)	(38.4)%	7,888	8.9%
Net tax benefit related to U.S. Tax Reform (1)	21,891	60.0%	21,891	24.6%
Adjusted provision for income taxes	$7,890	21.6%	$29,779	33.5%

(1) Represents the impact of a $21.9 million benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

UNITED NATURAL FOODS, INC.

Reconciliation of 2018 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 28, 2018
	Low Range		High Range
GAAP diluted earnings per common share	$3.27		$3.35
Restructuring and asset impairment expenses (1)	0.27		0.27
Tax impact of adjustments (2)	(0.09)		(0.09)
Net tax benefit related to U.S. Tax Reform (3)	(0.40)		(0.40)
Non-GAAP adjusted diluted earnings per common share	$3.06	*	$3.14	*
* Includes rounding
(1) Represents total estimated fiscal 2018 restructuring and impairment charges related to the Company's Earth Origins Market retail business which includes additional restructuring charges primarily related to future exit costs of approximately $2.6 million expected to be incurred during the second half of fiscal 2018.
(2) Represents the tax effect of the total estimated fiscal 2018 restructuring and impairment charges related to the Company's Earth Origins Market retail business using the estimated rate for the reporting period.
(3) Represents the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

Reconciliation of 2018 Guidance for Estimated GAAP Effective Tax Rate to Estimated Non-GAAP Effective Tax Rate (unaudited)

	Fiscal Year Ending July 28, 2018
	Low Range	High Range
Estimated GAAP Effective Tax Rate	23.8%	24.3%
Net tax benefit related to U.S. Tax Reform (1)	9.2%	9.0%
Adjusted Estimated GAAP Effective Tax Rate	33.0%	33.3%

(1) Represents the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.